SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. )

QR Energy, LP
(Name of Issuer)
Common Units Representing Limited Partner Interests, No Par Value
(Title of Class of Securities)
74734R108
(CUSIP Number)
December 31, 2010
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

     * The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	74734R108

1	NAME OF REPORTING PERSON: QA Global GP, LLC I.R.S. Identification Number of Above Person (entities only): 20-5495790

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		18,443,603(1)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		18,443,603(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	18,443,603(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)(2)

	51.5%

12	TYPE OF REPORTING PERSON

	OO(3)
(1)      Includes 7,145,866 subordinated units representing limited partner interests, which may be converted into common units on a one-for-one basis after the expiration of the subordination period (as defined in the issuer’s amended and restated agreement of limited partnership).
(2)       Based on 28,702,647 common units and 7,145,866 subordinated units outstanding as of February 11, 2011.
(3)       Limited liability company.

CUSIP No.	74734R108

1	NAME OF REPORTING PERSON: QA Holdings, LP I.R.S. Identification Number of Above Person (entities only): 20-5495835

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		18,443,603(1)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		18,443,603(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	18,443,603(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)(2)

	51.5%

12	TYPE OF REPORTING PERSON

	PN
(1)      Includes 7,145,866 subordinated units representing limited partner interests, which may be converted into common units on a one-for-one basis after the expiration of the subordination period (as defined in the issuer’s amended and restated agreement of limited partnership).
(2)      Based on 28,702,647 common units and 7,145,866 subordinated units outstanding as of February 11, 2011.

CUSIP No.	74734R108

1	NAME OF REPORTING PERSON: QA GP, LLC I.R.S. Identification Number of Above Person (entities only): 20-5494408

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		18,443,603(1)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		18,443,603(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	18,443,603(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)(2)

	51.5%

12	TYPE OF REPORTING PERSON

	OO(3)
(1)      Includes 7,145,866 subordinated units representing limited partner interests, which may be converted into common units on a one-for-one basis after the expiration of the subordination period (as defined in the issuer’s amended and restated agreement of limited partnership).
(2)      Based on 28,702,647 common units and 7,145,866 subordinated units outstanding as of February 11, 2011.
(3)      Limited liability company.

CUSIP No.	74734R108

1	NAME OF REPORTING PERSON: The Quantum Aspect Partnership, LP I.R.S. Identification Number of Above Person (entities only): 20-475688

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		18,443,603(1)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		18,443,603(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	18,443,603(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)(2)

	51.5%

12	TYPE OF REPORTING PERSON

	PN
(1)      Includes 7,145,866 subordinated units representing limited partner interests, which may be converted into common units on a one-for-one basis after the expiration of the subordination period (as defined in the issuer’s amended and restated agreement of limited partnership).
(2)      Based on 28,702,647 common units and 7,145,866 subordinated units outstanding as of February 11, 2011.

CUSIP No.	74734R108

1	NAME OF REPORTING PERSON: Quantum Resources A1, LP I.R.S. Identification Number of Above Person (entities only): 20-4760169

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		18,443,603(1)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		18,443,603(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	18,443,603(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)(2)

	51.5%

12	TYPE OF REPORTING PERSON

	PN
(1)      Includes 7,145,866 subordinated units representing limited partner interests, which may be converted into common units on a one-for-one basis after the expiration of the subordination period (as defined in the issuer’s amended and restated agreement of limited partnership).
(2)      Based on 28,702,647 common units and 7,145,866 subordinated units outstanding as of February 11, 2011.

CUSIP No.	74734R108

1	NAME OF REPORTING PERSON: Quantum Resources B, LP I.R.S. Identification Number of Above Person (entities only): 20-5350971

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		18,443,603(1)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		18,443,603(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	18,443,603(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)(2)

	51.5%

12	TYPE OF REPORTING PERSON

	PN
(1)      Includes 7,145,866 subordinated units representing limited partner interests, which may be converted into common units on a one-for-one basis after the expiration of the subordination period (as defined in the issuer’s amended and restated agreement of limited partnership).
(2)      Based on 28,702,647 common units and 7,145,866 subordinated units outstanding as of February 11, 2011.

CUSIP No.	74734R108

1	NAME OF REPORTING PERSON: Quantum Resources C, LP I.R.S. Identification Number of Above Person (entities only): 20-5351019

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		18,443,603(1)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		18,443,603(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	18,443,603(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)(2)

	51.5%

12	TYPE OF REPORTING PERSON

	PN
(1)	Includes 7,145,866 subordinated units representing limited partner interests, which may be converted into common units on a one-for-one basis after the expiration of the subordination period (as defined in the issuer’s amended and restated agreement of limited partnership).

(2)	Based on 28,702,647 common units and 7,145,866 subordinated units outstanding as of February 11, 2011.

CUSIP No.	74734R108

1	NAME OF REPORTING PERSON: QAB Carried WI, LP I.R.S. Identification Number of Above Person (entities only): 20-5496569

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		18,443,603(1)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		18,443,603(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	18,443,603(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)(2)

	51.5%

12	TYPE OF REPORTING PERSON

	PN
(1)	Includes 7,145,866 subordinated units representing limited partner interests, which may be converted into common units on a one-for-one basis after the expiration of the subordination period (as defined in the issuer’s amended and restated agreement of limited partnership).

(2)	Based on 28,702,647 common units and 7,145,866 subordinated units outstanding as of February 11, 2011.

CUSIP No.	74734R108

1	NAME OF REPORTING PERSON: QAC Carried WI, LP I.R.S. Identification Number of Above Person (entities only): 20-4756676

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		18,443,603(1)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		18,443,603(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	18,443,603(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)(2)

	51.5%

12	TYPE OF REPORTING PERSON

	PN
(1)	Includes 7,145,866 subordinated units representing limited partner interests, which may be converted into common units on a one-for-one basis after the expiration of the subordination period (as defined in the issuer’s amended and restated agreement of limited partnership).

(2)	Based on 28,702,647 common units and 7,145,866 subordinated units outstanding as of February 11, 2011.

CUSIP No.	74734R108

1	NAME OF REPORTING PERSON: Black Diamond GP, LLC I.R.S. Identification Number of Above Person (entities only): 20-5494460

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		18,443,603(1)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		18,443,603(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	18,443,603(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)(2)

	51.5%

12	TYPE OF REPORTING PERSON

	OO(3)
(1)	Includes 7,145,866 subordinated units representing limited partner interests, which may be converted into common units on a one-for-one basis after the expiration of the subordination period (as defined in the issuer’s amended and restated agreement of limited partnership).

(2)	Based on 28,702,647 common units and 7,145,866 subordinated units outstanding as of February 11, 2011.

(3)	Limited liability company.

CUSIP No.	74734R108

1	NAME OF REPORTING PERSON: Black Diamond Resources 2, LLC I.R.S. Identification Number of Above Person (entities only): 20-5495540

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		18,443,603(1)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		18,443,603(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	18,443,603(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)(2)

	51.5%

12	TYPE OF REPORTING PERSON

	OO(3)
(1)	Includes 7,145,866 subordinated units representing limited partner interests, which may be converted into common units on a one-for-one basis after the expiration of the subordination period (as defined in the issuer’s amended and restated agreement of limited partnership).

(2)	Based on 28,702,647 common units and 7,145,866 subordinated units outstanding as of February 11, 2011.

(3)	Limited liability company.

CUSIP No.	. 74734R108

1	NAME OF REPORTING PERSON: Black Diamond Resources, LLC I.R.S. Identification Number of Above Person (entities only): 20-5486600

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		18,443,603(1)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		18,443,603(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	18,443,603(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)(2)

	51.5%

12	TYPE OF REPORTING PERSON

	OO(3)
(1)	Includes 7,145,866 subordinated units representing limited partner interests, which may be converted into common units on a one-for-one basis after the expiration of the subordination period (as defined in the issuer’s amended and restated agreement of limited partnership).

(2)	Based on 28,702,647 common units and 7,145,866 subordinated units outstanding as of February 11, 2011.

(3)	Limited liability company.

Item 1(a).	Name of issuer: QR Energy, LP

Item 1(b).	Address of issuer’s principal executive offices:

1401 McKinney Street, Suite 2400
Houston, Texas 77010

Item 2(a).	Names of persons filing:

QA Global GP, LLC
QA Holdings, LP
QA GP, LLC
The Quantum Aspect Partnership, LP
Quantum Resources A1, LP
Quantum Resources B, LP
Quantum Resources C, LP
QAB Carried WI, LP
QAC Carried WI, LP
Black Diamond GP, LLC
Black Diamond Resources 2, LLC
Black Diamond Resources, LLC

Item 2(b).	Address or principal business office or, if none, residence:

Principal business office for all reporting persons:

1401 McKinney Street, Suite 2400
Houston, Texas 77010

Item 2(c).	Citizenship:

Each of QA Global GP, LLC, QA GP, LLC, Black Diamond GP, LLC, Black Diamond Resources 2, LLC and Black Diamond Resources, LLC is a Delaware limited liability company.

Each of QA Holdings, LP, The Quantum Aspect Partnership, LP, Quantum Resources A1, LP, Quantum Resources B, LP, Quantum Resources C, LP, QAB Carried WI, LP and QAC Carried WI, LP is a Delaware limited partnership.

Item 2(d).	Title of class of securities: Common units representing limited partner interests.

Item 2(e).	CUSIP number: 74734R108

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under section 15 of the Act;

(b)	☐	Bank as defined in section 3(a)(6) of the Act;

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act;

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940;

(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

(j)	☐	A non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J);

(k)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(K).

Item 4.	Ownership:

With respect to the disclosure set forth in this Item 4, each reporting person expressly disclaims beneficial ownership with respect to any units other than the units owned of record by such reporting person. The percent of class provided for each reporting person below is based on 28,702,647 common units and 7,145,866 subordinated units outstanding as of February 11, 2011.
1.	QA Global GP, LLC
a.	Amount beneficially owned: 18,443,603 (including 7,145,866 subordinated units)

b.	Percent of class: 51.5%

c.	Number of units as to which the person has:
i.	Sole power to vote or to direct the vote: 0

ii.	Shared power to vote or to direct the vote: 18,443,603

iii.	Sole power to dispose or to direct the disposition of: 0

iv.	Shared power to dispose or to direct the disposition of: 18,443,603
2.	QA Holdings, LP
a.	Amount beneficially owned: 18,443,603 (including 7,145,866 subordinated units)

b.	Percent of class: 51.5%

c.	Number of units as to which the person has:
i.	Sole power to vote or to direct the vote: 0

ii.	Shared power to vote or to direct the vote: 18,443,603

iii.	Sole power to dispose or to direct the disposition of: 0

iv.	Shared power to dispose or to direct the disposition of: 18,443,603
3.	QA GP, LLC
a.	Amount beneficially owned: 17,706,214 (including 6,860,169 subordinated units) Percent of class: 49.39%

b.	Number of units as to which the person has:

i.	Sole power to vote or to direct the vote: 0

ii.	Shared power to vote or to direct the vote: 18,443,603

iii.	Sole power to dispose or to direct the disposition of: 0

iv.	Shared power to dispose or to direct the disposition of: 18,443,603
4.	The Quantum Aspect Partnership, LP
a.	Amount beneficially owned: 17,706,214 (including 6,860,169 subordinated units) Percent of class: 49.4%

b.	Number of units as to which the person has:
i.	Sole power to vote or to direct the vote: 0

ii.	Shared power to vote or to direct the vote: 18,443,603

iii.	Sole power to dispose or to direct the disposition of: 0

iv.	Shared power to dispose or to direct the disposition of: 18,443,603
5.	Quantum Resources A1, LP
a.	Amount beneficially owned: 16,862,286 (including 6,533,194 subordinated units)

b.	Percent of class: 47.1%

c.	Number of units as to which the person has:
i.	Sole power to vote or to direct the vote: 0

ii.	Shared power to vote or to direct the vote: 16,862,286

iii.	Sole power to dispose or to direct the disposition of: 0

iv.	Shared power to dispose or to direct the disposition of: 16,862,286
6.	Quantum Resources B, LP
a.	Amount beneficially owned: 304,108 (including 117,825 subordinated units)
b.	Percent of class: 0.1%
c.	Number of units as to which the person has:
i.	Sole power to vote or to direct the vote: 0

ii.	Shared power to vote or to direct the vote: 304,108

iii.	Sole power to dispose or to direct the disposition of: 0

iv.	Shared power to dispose or to direct the disposition of: 304,108

7.	Quantum Resources C, LP
a.	Amount beneficially owned: 539,820 (including 209,150 subordinated units)

b.	Percent of class: 0.2%

c.	Number of units as to which the person has:
i.	Sole power to vote or to direct the vote: 0

ii.	Shared power to vote or to direct the vote: 539,820

iii.	Sole power to dispose or to direct the disposition of: 0

iv.	Shared power to dispose or to direct the disposition of: 539,820
8.	QAB Carried WI, LP
a.	Amount beneficially owned: 6,207 (including 2,405 subordinated units)

b.	Percent of class: 0.0%

c.	Number of units as to which the person has:
i.	Sole power to vote or to direct the vote: 0

ii.	Shared power to vote or to direct the vote: 6,207

iii.	Sole power to dispose or to direct the disposition of: 0

iv.	Shared power to dispose or to direct the disposition of: 6,207
9.	QAC Carried WI, LP
a.	Amount beneficially owned: 11,016 (including 4,268 subordinated units)

b.	Percent of class: 0.0%

c.	Number of units as to which the person has:
i.	Sole power to vote or to direct the vote: 0

ii.	Shared power to vote or to direct the vote: 11,016

iii.	Sole power to dispose or to direct the disposition of: 0

iv.	Shared power to dispose or to direct the disposition of: 11,016
10.	Black Diamond GP, LLC
a.	Amount beneficially owned: 17,223 (including 6,673 subordinated units)

b.	Percent of class: 0.0%

c.	Number of units as to which the person has:

i.	Sole power to vote or to direct the vote: 0

ii.	Shared power to vote or to direct the vote: 17,223

iii.	Sole power to dispose or to direct the disposition of: 0

iv.	Shared power to dispose or to direct the disposition of: 17,223
11.	Black Diamond Resources 2, LLC
a.	Amount beneficially owned: 17,223 (including 6,673 subordinated units)

b.	Percent of class: 0.0%

c.	Number of units as to which the person has:
i.	Sole power to vote or to direct the vote: 0

ii.	Shared power to vote or to direct the vote: 17,223

iii.	Sole power to dispose or to direct the disposition of: 0

iv.	Shared power to dispose or to direct the disposition of: 17,223
12.	Black Diamond Resources, LLC
a.	Amount beneficially owned: 720,166 (including 279,024 subordinated units)

b.	Percent of class: 2.0%

c.	Number of units as to which the person has:
i.	Sole power to vote or to direct the vote: 0

ii.	Shared power to vote or to direct the vote: 720,166

iii.	Sole power to dispose or to direct the disposition of: 0

iv.	Shared power to dispose or to direct the disposition of: 720,166
Item 5. Ownership of five percent or less of a class: Not applicable.
Item 6. Ownership of more than five Percent on behalf of another person:
Limited partners of Quantum Resources A1, LP, Quantum Resources B, LP, Quantum Resources C, LP, QAB Carried WI, LP and QAC Carried WI, LP indirectly participate in the receipt of distributions on, and proceeds from the sale of, the common units.
Item 7. Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company or control person: Not Applicable.
Item 8. Identification and classification of members of the group:
QA Global GP, LLC (OO (limited liability company))
QA Holdings, LP (PN)

QA GP, LLC (OO (limited liability company))
The Quantum Aspect Partnership, LP (PN)
Quantum Resources A1, LP (PN)
Quantum Resources B, LP (PN)
Quantum Resources C, LP (PN)
QAB Carried WI, LP (PN)
QAC Carried WI, LP (PN)
Black Diamond GP, LLC (OO (limited liability company))
Black Diamond Resources 2, LLC (OO (limited liability company))
Black Diamond Resources, LLC (OO (limited liability company))
Item 9. Notice of dissolution of group: Not applicable.
Item 10. Certifications: Not applicable.

SIGNATURE
     After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete and correct.

Dated: February 14, 2011	QA GLOBAL GP, LLC
	By:	/s/ Gregory S. Roden
		Name:	Gregory S. Roden
		Title:	Vice President & General Counsel

QA HOLDINGS, LP
	By:	QA Global GP, LLC, its general partner

	By:	/s/ Gregory S. Roden
		Name:	Gregory S. Roden
		Title:	Vice President & General Counsel

QA GP, LLC
	By:	QA Holdings, LP
	By:	QA Global GP, LLC, its General Partner

	By:	/s/ Gregory S. Roden
		Name:	Gregory S. Roden
		Title:	Vice President & General Counsel

THE QUANTUM ASPECT PARTNERSHIP, LP
	By:	QA GP, LLC, its general partner

	By:	/s/ Gregory S. Roden
		Name:	Gregory S. Roden
		Title:	Vice President & General Counsel

QUANTUM RESOURCES A1, LP
	By:	The Quantum Aspect Partnership, LP,its general partner
	By:	QA GP, LLC, its general partner

	By:	/s/ Gregory S. Roden
		Name:	Gregory S. Roden
		Title:	Vice President & General Counsel

QUANTUM RESOURCES B, LP
By:	The Quantum Aspect Partnership, LP,its general partner

By:	QA GP, LLC, its general partner

By:	/s/ Gregory S. Roden
	Name:	Gregory S. Roden
	Title:	Vice President & General Counsel

QUANTUM RESOURCES C, LP
By:	The Quantum Aspect Partnership, LP,its general partner

By:	QA GP, LLC, its general partner

By:	/s/ Gregory S. Roden
	Name:	Gregory S. Roden
	Title:	Vice President & General Counsel

QAB CARRIED WI, LP

By:	Black Diamond GP, LLC, its general partner

By:	/s/ Gregory S. Roden
	Name:	Gregory S. Roden
	Title:	Vice President & General Counsel

QAC CARRIED WI, LP
By:	Black Diamond GP, LLC, its general partner

By:	/s/ Gregory S. Roden
	Name:	Gregory S. Roden
	Title:	Vice President & General Counsel

BLACK DIAMOND GP, LLC
By:	/s/ Gregory S. Roden
	Name:	Gregory S. Roden
	Title:	Vice President & General Counsel
[Signature Page – Schedule 13G]

BLACK DIAMOND RESOURCES 2, LLC
By:	QA Holdings, LP
By:	QA Global GP, LLC, its General Partner

By:	/s/ Gregory S. Roden
	Name:	Gregory S. Roden
	Title:	Vice President & General Counsel

BLACK DIAMOND RESOURCES, LLC
By:	QA Holdings, LP
By:	QA Global GP, LLC, its General Partner

By:	/s/ Gregory A. Roden
	Name:	Gregory S. Roden
	Title:	Vice President & General Counsel

[Signature Page – Schedule 13G]